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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                     FORM 4
                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
             ( ) Check this box if no longer subject to Section 16.
        Form 4 or Form 5 obligations may continue. See Instructions 1(b).

                     1. NAME AND ADDRESS OF REPORTING PERSON
                                 Acres, John F.
                                c/o Acres Gaming
                          7115 Amigo Street, Suite 150
                             Las Vegas, Nevada 89119

                   2. ISSUER NAME AND TICKER OR TRADING SYMBOL
                            Acres Gaming Incorporated
                                      AGAM

        3. IRS OR SOCIAL SECURITY NUMBER OF REPORTING PERSON (VOLUNTARY)

                           4. STATEMENT FOR MONTH/YEAR
                                   March 2000

                 5. IF AMENDMENT, DATE OF ORIGINAL (MONTH/YEAR)

           6. RELATIONSHIP OF REPORTING PERSON(S) TO ISSUER (CHECK ALL APPLICABLE) (X) Director (X) 10% Owner (X) Officer (give title below)
                           ( ) Other (specify below)
                             Chairman of the Board

           7. INDIVIDUAL OR JOINT/GROUP FILING (CHECK APPLICABLE LINE)
                     (X) Form filed by One Reporting Person
                ( ) Form filed by More than One Reporting Person
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
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                         TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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
 1. Title of Security      2. Trans-   3. Transac-  4. Securities Acquired (A) or   5.  Amount of Se-    6. Owner-    7. Nature
  (Instr. 3)                  action      tion         or Disposed of (D)               curities Benefi-    ship         of In-
                              Date        Code V       (Instr. 3, 4 and 5)              cially Owned at     Form:        direct
                                          (Instr. 8)                                    End of Month        Direct       Benefi-
                             (Month/                                                    (Instr. 3 and 4)    (D) or       cial
                              Day/                                                                          Indirect     Owner-
                              Year)                 Amount   (A/)       Price                               (I)          ship
                                                             (D)                                            (Instr. 4)   (Instr. 4)
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Common Stock                                                                          1,838,866                 I           *
 $.01 Par Value             2/25/00     G           40,000    D        0                204,288                 I           **
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                         TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code V      Securities       Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr.     Acquired (A)     Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/       8)          or Disposed      (Month/Day/                           Secur-
                             ative        Year)                  of (D) (Instr.   Year)                                 ity
                             Security                            3, 4, and 5)                                           (Instr. 5)

                                                                               Date    Expira-            Amount or
                                                                               Exer-   tion       Title   Number of
                                                                (A)     (D)    cisable Date               Shares
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Stock Option                 $6.94                                                ***   6/19/07  Common Stock  7,500
Stock Option                 $3.63                                                ****  11/18/08 Common Stock  2,500
Stock Option                 $1.09                                               *****  12/3/09  Common Stock  2,500
(all Stock Options are Right to Buy)

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9. Number of             10. Ownership           11. Nature of
   Derivative                Form of                 Indirect
   Securities                Securities              Beneficial
   Beneficially              owned at                Ownership
   Owned at End              mo. end                 (Instr. 4)
   of Month                  (Instr. 4)
   (Instr. 4)
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    7,500                       I                    By Spouse
    2,500                       I                    By Spouse
    2,500                       I                    By Spouse

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Explanation of Responses:
*     By self as trustee for the John and JoAnn Acres 1989 Living Trust.
**    Held by a custodian fbo the reporting person's minor children. The reporting person does not exercise any discretionary control over such shares and disclaims any beneficial ownership thereof.
***   Option vests as to 1,875 shares on each of 6/19/97, 6/19/98, 6/19/99 and 6/19/00.
****  Option vests as to 625 shares on each of 11/18/98, 11/18/99, 11/18/00, 11/18/01.
***** Option vests as to 625 shares on 12/3/99, 12/3/00, 12/3/01, 12/3/02.
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SIGNATURE OF REPORTING PERSON
/s/ John F. Acres, by Reed M. Alewel, Attorney in Fact

DATE
03-08-2000